Exhibit 10.1

Execution Version

LLC INTEREST PURCHASE AGREEMENT

by and among

HOLLYFRONTIER WOODS CROSS REFINING LLC,

as Seller, with

HOLLYFRONTIER CORPORATION,

as Guarantor,

and

HOLLY ENERGY PARTNERS – OPERATING, L.P.,

as Buyer, with

HOLLY ENERGY PARTNERS, L.P.,

as Guarantor

Effective as of October 1, 2016

i

5.2	Authorization	8

5.3	No Conflicts or Violations; No Consents or Approvals Required	9

5.4	Absence of Litigation	9

5.5	Brokers and Finders	9

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF HOLLYFRONTIER		9
6.1	Organization	9

6.2	Authorization	9

6.3	No Conflicts or Violations; No Consents or Approvals Required	9

6.4	Absence of Litigation	10

6.5	Brokers and Finders	10

ARTICLE VII – REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP		10
7.1	Organization	10

7.2	Authorization	10

7.3	No Conflicts or Violations; No Consents or Approvals Required	10

7.4	Absence of Litigation	10

7.5	Brokers and Finders	10

ARTICLE VIII - COVENANTS		11
8.1	Cooperation	11

8.2	Additional Agreements	11

8.3	Employees	11

8.4	Put Right	11

8.5	Utah Permit Information	13

8.6	Temporary Transition Services	13

ARTICLE IX - INDEMNIFICATION		13
9.1	Indemnification of Buyer and Seller	13

9.2	Defense of Third-Party Claims	13

9.3	Direct Claims	14

9.4	Limitations	14

9.5	Tax Related Adjustments	15

ARTICLE X - MISCELLANEOUS		15
10.1	Expenses	15

10.2	Notices	15

10.3	Severability	17

10.4	Governing Law; Jurisdiction; Waiver of Jury Trial	17

10.5	Arbitration Provision	17

10.6	Parties in Interest	18

10.7	Assignment of Agreement	18

10.8	Captions	18

10.9	Counterparts	18

10.10	Director and Officer Liability	18

10.11	Integration	18

10.12	Effect of Agreement	18

10.13	Amendment; Waiver	18

10.14	Survival of Representations and Warranties	19

ARTICLE XI – GUARANTEE BY HFC		19
11.1	Payment and Performance Guaranty	19

11.2	Guaranty Absolute	19

11.3	Waiver	20

11.4	Subrogation Waiver	20

11.5	Reinstatement	20

11.6	Continuing Guaranty	20

11.7	No Duty to Pursue Others	20

ARTICLE XII - GUARANTEE BY THE PARTNERSHIP		20
12.1	Payment and Performance Guaranty	20

12.2	Guaranty Absolute	20

12.3	Waiver	21

12.4	Subrogation Waiver	21

12.5	Reinstatement	21

12.6	Continuing Guaranty	21

12.7	No Duty to Pursue Others	22

Exhibits and Schedules

Exhibit A -	Definitions
Exhibit B -	Interpretation

Schedule 1.1(a)	Crude Unit 2 Assets
Schedule 1.1(b)	FCC Unit 2 Assets
Schedule 1.1(c)	Polymerization Unit Assets
Schedule 4.3(a)	Jurisdictions
Schedule 4.4(a)	Required Consents – Seller
Schedule 4.4(b)	Required Consents – Company
Schedule 4.7	Company Indebtedness and Liabilities
Schedule 4.13	Permitted Exceptions
Schedule 4.14	Banking Accounts
Schedule 4.15	Material Contracts
Schedule 4.16	Seller Security Instruments
Schedule 5.3	Required Consents – Buyer
Schedule 6.3	Required Consents – HFC
Schedule 7.3	Required Consents – Partnership

LLC INTEREST PURCHASE AGREEMENT

THIS LLC INTEREST PURCHASE AGREEMENT (this “Agreement”) dated as of October 3, 2016 to be effective as of the Effective Time (as defined below), is made and entered into by and among HollyFrontier Woods Cross Refining LLC, a Delaware limited liability company (“Seller”), HollyFrontier Corporation, a Delaware corporation (“HFC”), Holly Energy Partners – Operating, L.P., a Delaware limited partnership (“Buyer”) and Holly Energy Partners, L.P., a Delaware limited partnership (the “Partnership”). Seller and Buyer are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.” HFC joins this Agreement solely for the purpose of Articles VI and XI of this Agreement. The Partnership joins this Agreement solely for the purposes of Articles VII and XII of this Agreement.

WHEREAS, Seller is the sole member of Woods Cross Operating LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the Company is the owner of the Assets (as defined below);

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the issued and outstanding limited liability company interests of the Company (the “LLC Interest”) in exchange for the consideration set forth herein;

WHEREAS, in connection with the acquisition of the LLC Interest, the Parties desire to amend the (A) Omnibus Agreement (as defined below), (B) Master Lease and Access Agreement (as defined below); (C) Master Site Services Agreement (as defined below); (D) Master Services and Secondment Agreement (as defined below); and (E) Master Tolling Agreement (as defined below);

NOW, THEREFORE, in consideration of the foregoing and the covenants set forth herein and in the Amended and Restated Omnibus Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINED TERMS

1.1. Definitions. Capitalized terms used throughout this Agreement and not otherwise defined herein shall have the meanings set forth on Exhibit A.

1.2. Interpretation. Matters relating to the interpretation of this Agreement are set forth on Exhibit B.

ARTICLE II

PURCHASE OF LLC INTEREST

2.1. Transfer of LLC Interest. Subject to all of the terms and conditions of this Agreement, Seller hereby sells, transfers and conveys to Buyer, and Buyer hereby purchases and acquires from Seller, the LLC Interest, free and clear of all Encumbrances.

2.2. Consideration.

(a) The aggregate consideration to be paid by Buyer for the LLC Interest shall be Two Hundred Seventy-Eight Million Dollars ($278,000,000) in immediately available funds (the “Purchase Price”).

(b) The Purchase Price shall be delivered by the Buyer to Seller (or such designee) at the Closing.

ARTICLE III

CLOSING

3.1. Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place simultaneously with the execution of this Agreement. The date of the Closing is referred to herein as the “Closing Date” and the Closing is deemed to be effective as of 12:01 a.m., Dallas, Texas time, on October 1, 2016 (the “Effective Time”).

3.2. Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(a) A counterpart to the assignment of limited liability company interests transferring the LLC Interest to Buyer, in form and substance mutually acceptable to the Parties (the “Assignment”), duly executed by Seller.

(b) The original minute books, company books and membership registers for the Company.

(c) A counterpart of the Third Amended and Restated Master Site Services Agreement, in form and substance mutually acceptable to the Parties (the “Amended and Restated Master Site Services Agreement”), duly executed by the Related Refinery Owners named therein.

(d) A counterpart of the Third Amended and Restated Services and Secondment Agreement, in form and substance mutually acceptable to the Parties (the “Amended and Restated Services and Secondment Agreement”), duly executed by HollyFrontier Group named therein.

(e) A counterpart of the Third Amended and Restated Master Lease and Access Agreement, in form and substance mutually acceptable to the Parties (the “Amended and Restated Master Lease and Access Agreement”), duly executed by the Related Refinery Owners Named therein.

(f) A counterpart of the Amended and Restated Master Tolling Agreement (Operating Assets), in form and substance mutually acceptable to the Parties (the “Amended and Restated Master Tolling Agreement”), duly executed by Seller, HollyFrontier El Dorado Refining LLC and HFC.

(g) A counterpart of the Sixteenth Amended and Restated Omnibus Agreement, in form and substance mutually acceptable to the Parties (the “Amended and Restated Omnibus Agreement”), duly executed by HFC and the HFC Entities named therein.

(h) Evidence in form and substance reasonably satisfactory to Buyer of the release and termination of all Encumbrances (other than Permitted Encumbrances) on the LLC Interest and on the Assets.

(i) To the extent applicable, assignment documents, duly executed by Seller, assigning each of the Permits held by Seller which are assignable by such Seller to Buyer in accordance with Applicable Law.

(j) A certificate, executed by an officer of HFC, in the form prescribed by Treasury regulations under Section 1445 of the Code, stating that HFC (the person from whom Seller is disregarded as an entity for U.S. federal income tax purposes) is not a “foreign person” within the meaning of Section 1445 of the Code.

3.3. Deliveries by Buyer. At the Closing (or such later date as may be set forth below), Buyer shall deliver, or cause to be delivered, to Seller the Purchase Price by wire transfer of immediately available funds, and the following:

(a) A counterpart of the Assignment duly executed by Buyer.

(b) A counterpart of the Amended and Restated Master Site Services Agreement, duly executed by the Relevant Asset Owners named therein.

(c) A counterpart of the Amended and Restated Services and Secondment Agreement, duly executed by Buyer and the Partnership Group named therein.

(d) A counterpart of the Amended and Restated Master Lease and Access Agreement, duly executed by the Relevant Asset Owners named therein.

(e) A counterpart of the Amended and Restated Master Tolling Agreement, duly executed by Buyer and the Partnership.

(f) A counterpart of the Amended and Restated Omnibus Agreement, duly executed by the Partnership and the HEP Entities named therein.

(g) Simultaneous with the delivery of senior mortgages by Buyer as required under its credit facility (but in no event later than thirty (30) days following the Closing Date), Buyer shall execute and deliver to Seller the subordinate mortgages, subordinated security agreement and deeds of trust in a form reasonably acceptable to Buyer, Seller and HFC providing security in favor of HFC and/or its Affiliates in the event of a breach of the obligations of Buyer under the agreements identified in Sections 3.3(c), (d), (e) and (f), such alternative form to be reasonably acceptable to the applicable parties to such agreements.

3.4. Closing Costs; Transfer Taxes and Fees.

(a) Allocation of Costs. Buyer shall pay the cost of all sales, transfer and use taxes arising out of the transfer of the LLC Interest.

(b) Prorations. On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than sixty (60) calendar days thereafter, the real, if any, and personal property taxes, water, gas, electricity and other utilities with respect to the Assets and the real estate interests and rights associated with the Assets and local business or other license fees to the extent assigned and other similar periodic charges payable with respect to the Assets or the Company shall be prorated between Buyer, on the one hand, and Seller, on the other hand, effective as of the Effective Time, with Seller being responsible for amounts related to the period prior to but excluding the Effective Time and Buyer being responsible for amounts related to the period at and after the Effective Time. If the final property tax rate or final assessed value for the current tax year is not established by the Closing Date, the prorations shall be made on the basis of the rate or assessed value in effect for the preceding tax year and shall be adjusted when the exact amounts are determined. All such prorations shall be based upon the most recent available assessed value available prior to the Closing Date.

(c) Reimbursement. If a Party pays any tax agreed to be borne by the other Party under this Agreement, such other Party shall promptly reimburse the paying Party for the amounts so paid. If any Party receives any tax refund or credit applicable to a tax paid by another Party hereunder, the receiving Party shall promptly pay such amounts to the Party entitled thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that as of the Effective Time:

4.1. Organization. Seller is an entity duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware.

4.2. Authorization. Seller has full limited liability company power and authority to execute, deliver, and perform this Agreement and any Seller Ancillary Documents. The execution, delivery, and performance by Seller of this Agreement and the Seller Ancillary Documents and the consummation by such Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action of Seller. This Agreement has been duly executed and delivered by Seller and constitutes, and each Seller Ancillary Document executed or to be executed by Seller has been, or when executed will be, duly executed and delivered by Seller and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Seller, enforceable against it in accordance with their terms, except to the extent that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Applicable Laws affecting creditors’ rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

4.3. Company Status.

(a) The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and (i) has all requisite limited liability company power and authority to own, operate, use or lease its properties and assets and to carry on its business as it is now being conducted, and (ii) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except, in the case of clause (ii), where the failure to have such power and authority or to be so qualified, licensed or authorized would not, individually or in the aggregate, be reasonably likely to cause a Material Adverse Effect on the Company. Schedule 4.3(a) lists all jurisdictions in which the Company is qualified to do business.

(b) The Company does not directly or indirectly, own any interest in any corporation, partnership, limited liability company, limited partnership, joint venture or other business association or entity, foreign or domestic.

(c) The Company was formed for the purpose of acquiring the Assets (which acquisition occurred effective September 28, 2016) has no assets except for the Assets, and has not conducted any business other than the operation of the Assets beginning effective September 28, 2016.

(d) Seller has made available to Buyer a copy of the certificate of formation and limited liability company agreement of the Company, such copy being complete and correct and in full force and effect on the date hereof, and no amendment or modification of any such document has been filed, recorded or is pending or contemplated. The Company is not in violation of any provision of its certificate of formation or limited liability company agreement.

4.4. No Conflicts or Violations; No Consents or Approvals Required.

(a) The execution, delivery and performance by Seller of this Agreement and the other Seller Ancillary Documents does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, or result in any breach of any provision of Seller’s organizational documents or (ii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate in any material respect any Applicable Law or material Contract binding upon such Seller. Except as set forth on Schedule 4.4(a), no Consent of any Governmental Authority or any other person is required for Seller in connection with Seller’s execution, delivery or performance of this Agreement or the Seller Ancillary Documents or consummation of the transactions contemplated hereby or thereby.

(b) The consummation of the transactions contemplated by this Agreement and the other Seller Ancillary Documents will not, (i) violate, conflict with, or result in any breach of any provision of the Company’s organizational documents or (ii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate in any material respect any Applicable Law or material contract binding upon the Company. Except as set forth on Schedule 4.4(b), no Consent of any Governmental Authority or any other person is required for the Company in connection with the performance of this Agreement and the Seller Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.

4.5. Absence of Litigation; Compliance with Law. Except as set forth on Schedule 4.13, there is no Action pending or, to the Knowledge of Seller, threatened against (a) the Company or the Assets or (b) Seller or any of its Affiliates relating to the transactions contemplated by this Agreement or the Ancillary Documents or which, if adversely determined, would reasonably be expected to materially impair the ability of Seller to perform its obligations and agreements under this Agreement or the Seller Ancillary Documents and to consummate the transactions contemplated hereby and thereby. Except as set forth on Schedule 4.13, the construction, operations and business of each of the Assets have been conducted by the Seller and the Company in compliance with all applicable Laws except as would not, individually or in the aggregate, be reasonably likely to cause a Material Adverse Effect on the Company.

4.6. Title to LLC Interest; Capitalization.

(a) Immediately prior to the Effective Time, Seller is the sole member of the Company and its record owner of and has good and valid title to the LLC Interest, free and clear of all Encumbrances, and sole and unrestricted voting power and power of disposition with respect to all of the LLC Interest. Except for any Claims arising under this Agreement and any other agreement entered into by Seller in connection with this Agreement, Seller and its Affiliates have no Claims of any kind against the Company, or any of its officers, managers, directors or employees. The LLC Interest has been duly authorized and validly issued in accordance with Applicable Laws and the organizational documents of the Company, including its limited liability company agreement, and is fully paid (to the extent required by the limited liability company agreement of the Company) and nonassessable (except to the extent such nonassessability may be affected by Sections 18-607 and 18-804 of DLLCA).

(b) There are no options or rights to purchase or acquire, or agreements, arrangements, commitments or understandings relating to, the LLC Interest or the Assets except pursuant to this Agreement and the Amended and Restated Omnibus Agreement. There are no (i) authorized or outstanding securities of or equity interests in the Company of any kind other than the LLC Interest, (ii) there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (preemptive, contingent or otherwise) obligating Seller or Company to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any securities of or equity interest in the Company; and (iii) there are no outstanding securities or obligations of any kind of any of the Company that are convertible into or exercisable or exchangeable for any equity interest in the Company.

(c) At the Effective Time, Buyer will have the entire record and beneficial ownership of the LLC Interest, free and clear of all Encumbrances, Seller will cease to be a member of the company, and Buyer will be admitted as the sole member of the Company.

4.7. No Undisclosed Liabilities. Except as set forth on Schedules 4.7 and 4.13, the Company does not now have any indebtedness or liability (whether absolute, accrued, contingent or otherwise) of any nature, other than its obligations under the Material Contracts and Permits, and (a) neither Seller (or any other HFC Entity, as the case may be) nor to Seller’s Knowledge, any counterparty thereto, was in material breach of its obligations under the Material Contracts at the time of the Asset Contribution and (b) neither the Company, nor to Seller’s Knowledge, any counterparty thereto, is currently in material breach of its obligations under the Material Contracts.

4.8. No Employees. The Company does not now have nor has it ever had any employees.

4.9. Taxes. The Company has filed, on or before the applicable due date (including any extensions thereof), all material tax returns that it was required to file, and all such tax returns were accurate, correct, and complete in all material respects. All taxes due and owing by the Company have been paid in full or are being properly contested. The Company is, and at all time since its formation has been, disregarded as an entity separate from Seller for U.S. federal income tax purposes, and no election has been filed on or before the Closing Date that would change such classification on or after the Closing Date.

4.10. Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of Seller who is entitled to receive from Buyer any fee or commission in connection with the transactions contemplated by this Agreement.

4.11. Condition of Assets. To Seller’s Knowledge, the Assets are in good operating condition and repair (normal wear and tear excepted), are free from material defects (patent and latent), are suitable for the purposes for which they are currently used and are not in need of material maintenance or repairs except for ordinary routine maintenance and repairs.

4.12. Title to Assets. The Company owns, leases or has the legal right to use all the properties and assets used by the Company in the operation of its business, in each case subject to no Encumbrances, except Permitted Encumbrances. All of the Company’s assets consist of the Assets. Except as disclosed in Schedule 4.7, the Company owns the Assets free and clear of all Encumbrances other than Permitted Encumbrances.

4.13. Permits. Except as set forth in Schedule 4.13, (a) the Company owns or holds all franchises, licenses, permits, consents, approvals and authorizations of any Governmental Authority necessary for the ownership and operation of the Assets (collectively, the “Permits”), (b) each Permit is in full force and effect, and the Company is in compliance with all of its obligations with respect thereto, (c) to the Knowledge of Seller, no event has occurred that causes, or upon the giving of notice or the lapse of time or otherwise would cause, revocation or termination of any Permit, and (d) all Permits shall be, subject to Permitted Encumbrances, owned or held by the Company at Closing.

4.14. Banking Relationships. Schedule 4.14 sets forth a complete and accurate list of all accounts, including checking accounts, cash contribution accounts, safe deposit boxes, borrowing arrangements and certificates of deposit that the Company has with any banks, savings and loan associations or other financial institutions, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of the Company in respect of the foregoing. No person holds any power of attorney or similar authority from the Company with respect to such accounts.

4.15. Material Contracts. Except as set forth on Schedule 4.15, and other than the Construction Contracts, there are no material Contracts relating to the activities currently conducted by the Company with respect to the Assets, or by which the Company or the Assets are bound.

4.16. Seller Security. Schedule 4.16 contains a true and complete listing of the cash collateral, letters of credit, and guaranties in effect as of the date of this Agreement securing the performance of the Company under the Material Contracts and other obligations of the Company with respect to the activities currently conducted by the Company with respect to the Assets.

4.17. Insurance. All insurance policies covering the Company or its operations and Assets provided by Seller (which, for the avoidance of doubt, excludes insurance policies covering the Company or its operations and Assets provided by the Partnership and its Affiliates) are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. Such policies, including without limitation products liability insurance, (a) are sufficient for compliance in all material respects with all requirements of Applicable Law and of all Material Contracts for matters covered by such policies, and (b) are, to the Knowledge of Seller, valid policies, enforceable against the Company and the other parties thereto, in accordance with their respective terms, except to the extent that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Applicable Laws affecting creditors’ rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

4.18. Information Provided by Seller.

(a) Seller and its Affiliates have not knowingly withheld disclosure from the Buyer of any fact that would, individually or in the aggregate, have a Material Adverse Effect on the Partnership, the Buyer, the Company or the Assets.

(b) The information for the Assets provided to the Buyer has a reasonable basis and is consistent with Seller’s current expectations with respect to the Assets and with the Seller’s and its Affiliates’ books and records.

4.19. WAIVERS AND DISCLAIMERS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE PARTIES IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS AND THE AMENDED AND RESTATED OMNIBUS AGREEMENT, THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT NONE OF THE PARTIES HAS MADE, DOES NOT MAKE, AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (I) THE VALUE, NATURE, QUALITY OR CONDITION OF THE ASSETS INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE

ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS IN THE ASSETS AND THE LAND ON WHICH THE ASSETS ARE SITUATED, (II) THE INCOME TO BE DERIVED FROM THE ASSETS, (III) THE SUITABILITY OF THE ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (IV) THE COMPLIANCE OF OR BY THE ASSETS OR THEIR OPERATION WITH ANY APPLICABLE LAWS (INCLUDING WITHOUT LIMITATION ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (V) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE ASSETS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE AMENDED AND RESTATED OMNIBUS AGREEMENT, NONE OF THE PARTIES IS LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE LLC INTEREST, THE COMPANY OR THE ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE AMENDED AND RESTATED OMNIBUS AGREEMENT, EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE TRANSFER AND CONVEYANCE OF THE COMPANY AND ITS ASSETS SHALL BE MADE IN AN “AS IS,” “WHERE IS” CONDITION WITH ALL FAULTS, AND THE COMPANY AND ITS ASSETS ARE TRANSFERRED AND CONVEYED SUBJECT TO ALL OF THE MATTERS CONTAINED IN THIS SECTION. THIS SECTION SHALL SURVIVE THE TRANSFER AND CONVEYANCE OF THE LLC INTEREST OR THE TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE LLC INTEREST, THE COMPANY OR THE ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE AMENDED AND RESTATED OMNIBUS AGREEMENT.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that as of the Effective Time:

5.1. Organization. Buyer is an entity duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware.

5.2. Authorization. Buyer has full partnership power and authority to execute, deliver, and perform this Agreement and any Buyer Ancillary Documents. The execution, delivery, and performance by Buyer of this Agreement and the Buyer Ancillary Documents and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all necessary partnership action of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes, and each such Buyer Ancillary Document executed or to be executed Buyer has been, or when executed will be, duly executed and delivered by Buyer and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against it in accordance with their terms, except to the extent that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Applicable Laws affecting creditors’ rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

5.3. No Conflicts or Violations; No Consents or Approvals Required. The execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Documents does not, and consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, or result in any breach of any provisions of Buyer’s organizational documents or (ii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate any Applicable Law or material contract binding upon Buyer. Except as set forth on Schedule 5.3, no Consent of any Governmental Authority or any other person is required for Buyer in connection with the Buyer’s execution, delivery or performance of this Agreement or the Buyer Ancillary Documents or the consummation of the transactions contemplated hereby and thereby.

5.4. Absence of Litigation. There is no Action pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Affiliates relating to the transactions contemplated by this Agreement or the Buyer Ancillary Documents or which, if adversely determined, would reasonably be expected to materially impair the ability of Buyer to perform its obligations and agreements under this Agreement or the Buyer Ancillary Documents and to consummate the transactions contemplated hereby and thereby.

5.5. Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of Buyer who is entitled to receive from Seller any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF HFC

HFC hereby represents and warrants to Buyer and Seller that as of the date of this Agreement:

6.1. Organization. HFC is an entity duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware.

6.2. Authorization. HFC has full corporate power and authority to execute, deliver, and perform its obligations under Articles VI and XI. The execution, delivery, and performance by HFC of its obligations under this Agreement and the consummation by HFC of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of HFC. This Agreement has been duly executed and delivered by HFC and constitutes a valid and legally binding obligation of HFC with respect to Articles VI and XI, enforceable against it in accordance with their terms, except to the extent that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Applicable Laws affecting creditors’ rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

6.3. No Conflicts or Violations; No Consents or Approvals Required. The execution, delivery and performance by HFC of its obligations under this Agreement does not, and consummation of the transactions contemplated hereby will not, (i) violate, conflict with, or result in any breach of any provisions of HFC’s organizational documents or (ii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate any Applicable Law or material contract binding upon HFC. Except as set forth on Schedule 6.3, no Consent of any Governmental Authority or any other person is required for HFC in connection with the execution, delivery and performance of its obligations this Agreement or the consummation by HFC of the transactions contemplated hereby.

6.4. Absence of Litigation. There is no Action pending or, to the Knowledge of HFC, threatened against HFC or any of its Affiliates relating to the transactions contemplated by this Agreement or which, if adversely determined, would reasonably be expected to materially impair the ability of HFC to perform its obligations and agreements under this Agreement and to consummate the transactions contemplated hereby.

6.5. Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of HFC who is entitled to receive from Buyer any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership hereby represents and warrants to Buyer and Seller that as of the date of this Agreement:

7.1 Organization. The Partnership is an entity duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware.

7.2 Authorization. The Partnership has full partnership power and authority to execute, deliver, and perform its obligations under Articles VII and XII. The execution, delivery, and performance by the Partnership of its obligations under this Agreement and the consummation by the Partnership of the transactions contemplated hereby, have been duly authorized by all necessary partnership action of the Partnership. This Agreement has been duly executed and delivered by the Partnership and constitutes a valid and legally binding obligation of the Partnership with respect to Articles VII and XII, enforceable against it in accordance with their terms, except to the extent that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Applicable Laws affecting creditors’ rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

7.3 No Conflicts or Violations; No Consents or Approvals Required. The execution, delivery and performance by the Partnership of its obligations under this Agreement does not, and consummation of the transactions contemplated hereby will not, (i) violate, conflict with, or result in any breach of any provisions of the Partnership’s organizational documents or (ii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate any Applicable Law or material contract binding upon the Partnership. Except as set forth on Schedule 7.3, no Consent of any Governmental Authority or any other person is required for the Partnership in connection with the execution, delivery and performance of its obligations this Agreement or the consummation by the Partnership of the transactions contemplated hereby.

7.4 Absence of Litigation. There is no Action pending or, to the Knowledge of the Partnership, threatened against the Partnership or any of its Affiliates relating to the transactions contemplated by this Agreement or which, if adversely determined, would reasonably be expected to materially impair the ability of the Partnership to perform its obligations and agreements under this Agreement and to consummate the transactions contemplated hereby.

7.5 Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of the Partnership who is entitled to receive from Buyer any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE VIII

COVENANTS

8.1. Cooperation. Seller shall cooperate with Buyer and assist Buyer in identifying all licenses, authorizations, permissions or Permits necessary for the Company’ operations from and after the Closing Date and, where permissible, transfer existing Permits to Buyer, or, where not permissible and if needed, assist Buyer in obtaining new Permits at no cost, fee or liability to Seller.

8.2. Additional Agreements. Subject to the terms and conditions of this Agreement, the Ancillary Documents and the Amended and Restated Omnibus Agreement, each of the Parties shall use its commercially reasonable efforts to do, or cause to be taken all action and to do, or cause to be done, all things necessary, proper, or advisable under Applicable Laws to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, subject to the terms and conditions of this Agreement and the Ancillary Documents, the Parties and their duly authorized representatives shall use commercially reasonable efforts to take all such action.

8.3. Employees. At the Closing, certain employees of HFC at the Refinery whose responsibilities relate to the Assets will be seconded to the applicable HEP Entity solely pursuant to the Amended and Restated Services and Secondment Agreement.

8.4. Put Right.

(a) If, following Closing, the Utah Permit is amended, supplemented or otherwise modified by a final decision of the Utah Supreme Court in Utah Physicians for a Healthy Environment and Friends of Great Salt Lake v. Executive Director of the Utah Dept. of Envtl. Quality, et al., No. 20150344-SC, or implementing administrative order of the Utah Division of Air Quality (“DAQ”) (collectively, the “Permit Appeal Proceedings”) to include a Shutdown Condition by reason of the Permit Appeal Proceedings, and thereafter as a direct result of the Permit Appeal Proceedings the Assets are Idled for ninety (90) or more days (whether or not consecutive) (such ninetieth day being referred to hereinafter as the “Reference Date”), then Buyer shall have the right, but not the obligation, to require Seller to, and Seller shall, purchase all, and not less than all, of the LLC Interest (the “Put Right”). Such Put Right shall be exercised, if at all, by Buyer delivering an unconditional written notice of exercise to Seller (the “Put Notice”) at any time prior to the date on which the Assets are no longer Idled after the Reference Date. The closing of the LLC Interest purchase pursuant to this Section 8.4(a) (the “Put Sale”) shall be accomplished as provided in Section 8.4(c).

(b) The Applicable Term (as defined in the Amended and Restated Master Tolling Agreement) for the Assets, as set forth in the Amended and Restated Master Tolling Agreement, shall be extended by the number of days that the Assets are Idled, such extension to be evidenced by an amendment to the Amended and Restated Master Tolling Agreement in form and substance reasonably satisfactory to the Parties.

(c) If the Put Right is exercised, the price to be paid by Seller to Buyer for the LLC Interest shall be the Purchase Price, payable in cash. Any revenue generated or operating expense incurred by the Company during the period commencing on the Closing and ending on the consummation of the Put Sale (the “Interim Period”) shall be for the account of Buyer, except as otherwise provided in this Section 8.4(c). Seller shall, or shall cause the Company to, promptly remit to Buyer any payment of accounts receivable received by the Company on and after the consummation of the Put Sale that relates to the Interim Period. Buyer shall promptly pay to the Company any amount of Company operating expenses payable on and after the consummation of the Put Sale that relates to the Interim Period and which are for the account of Buyer as provided in this Section 8.4(c). Seller shall be responsible for and shall timely pay any and all expenses associated with the Permit Appeal Proceedings or addressing a Shutdown Condition. Regardless of whether the Assets are Idled, Seller will provide and Buyer will pay for any required Services (as defined in the Amended and Restated Services and Secondment Agreement) and Service Items (as defined in the Amended and Restated Master Site Services Agreement) for the Assets pursuant to and in accordance with the terms of the Amended and Restated Services and Secondment Agreement and the Amended and Restated Master Site Services Agreement (the “Services Fee Damages”); provided, however, that Buyer shall be entitled to reimbursement of Services Fee Damages as contemplated by Section 8.4(d).

(d) The closing of the Put Sale shall take place on the date designated in writing by Seller, which date shall be not more than 90 days nor less than five days after the delivery of the Put Notice. At the closing of the Put Sale, (i) Seller shall acquire all of the LLC Interest, (ii) Buyer shall be entitled to receive, in cash, from Seller the Purchase Price and Services Fee Damages, to the extent such Services Fee Damages have been paid by or on behalf of Buyer to Seller or Seller’s Affiliates, and Buyer shall be relieved of any obligation to pay Services Fee Damages that have not already been paid by or on behalf of Buyer to Seller or Seller’s Affiliates, (iii) Buyer and Seller shall execute such documents and instruments, and take such further actions, as are reasonably necessary or appropriate to effectuate the Put Sale; provided, however, that, in connection therewith, Buyer shall make to Seller only those representations and warranties that were made by Seller to Buyer in this Agreement and are contained in Article IV except that the developments in the Permit Appeal Proceedings and any Interim Period Buyer Event (which does not result in a Shutdown Condition independent of the Permit Appeal Proceedings) shall be permitted exceptions; and provided further, that except as provided in subparagraph (ii) of the definition of Seller Indemnified Costs, Buyer shall provide indemnification to Seller in respect of the foregoing representations and warranties that are no more onerous to Buyer than the indemnification in Article IX is to Seller; and provided further, that Buyer shall have no obligation to indemnify Seller in respect of the foregoing representations and warranties if such representations or warranties were incorrect when made by Seller to Buyer at the Closing, and (iv) Buyer and Seller shall, and shall cause their respective applicable Affiliates to, amend the Ancillary Documents as appropriate and in good faith to reflect that the LLC Interest has been repurchased by Seller.

(e) Notwithstanding anything in this Agreement to the contrary, the covenants in this Section 8.4 shall survive in accordance with their terms.

(f) This Section 8.4 shall terminate and cease to apply if, following completion of the Permit Appeal Proceedings, (i) the Utah Permit is upheld or (ii) the Utah Permit is not upheld by the Utah Supreme Court, but is amended, supplemented or modified without any Shutdown Condition.

(g) If the Put Right is not exercised by Buyer and, by reason of the Permit Appeal Proceedings, the Assets must be modified to allow the Assets to operate in compliance with the Utah Permit, as modified in the Permit Appeal Proceedings, Seller shall be responsible for such costs reasonably incurred to allow the Assets to be operated in compliance with the requirements set forth in the Utah Permit as so modified.

8.5. Utah Permit Information; Notification. Seller shall keep Buyer reasonably informed regarding any pending Action involving the Permit Appeal Proceedings, including with regard to the timeline, rulings, motions and other material events occurring in connection with the Permit Appeal Proceedings. Additionally, Seller, at Seller’s expense, shall make reasonably available to Buyer the advisors that have been engaged by Seller or its Affiliates in connection with the Permit Appeal Proceedings. If, as a result of the Permit Appeal Proceedings, the Assets are Idled, Seller shall provide Buyer with a plan to remedy such condition. Notwithstanding anything in this Section 8.5, neither Seller nor any of its Affiliates shall be required to disclose any information to Buyer if such disclosure would be reasonably likely to (a) jeopardize any attorney-client or other legal privilege or (b) contravene any Laws, ethical rules, fiduciary duty or binding agreement entered into prior to the date hereof.

8.6. Temporary Transition Services. In consideration of the Purchase Price, and to the extent requested by Buyer, Seller will perform all responsibilities under the license for the stationary level gauge located in the FCC Unit 2 Assets as required by applicable law and permits until Buyer has obtained and provided evidence to Seller that Buyer has obtained all necessary regulatory approvals, certificates and permits required under applicable law for such gauge. Buyer shall promptly apply for and diligently pursue the issuance to Buyer of such approvals, certificates and permits under applicable law.

ARTICLE IX

INDEMNIFICATION

9.1. Indemnification of Buyer and Seller. From and after the Closing and subject to the provisions of this Article IX, (i) Seller agrees to indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Buyer Indemnified Costs and (ii) Buyer and the Partnership agree to indemnify and hold harmless the Seller Indemnified Parties from and against any and all Seller Indemnified Costs.

9.2. Defense of Third-Party Claims. An Indemnified Party shall give prompt written notice to Seller or Buyer, as applicable (the “Indemnifying Party”), of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a “third- party action”) in respect of which such Indemnified Party seeks indemnification hereunder. Any failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Article IX unless the failure to give such notice materially and adversely prejudices the Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as it deems appropriate; provided, however, that:

(a) The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Party shall pay the attorneys’ fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such third-party action, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (iv) the Indemnified Party’s counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a material conflict of interest that could violate applicable standards of professional conduct to have common counsel);

(b) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have a Material Adverse Effect on its business, or, in the case of Buyer, is the result of an Interim Period Buyer Event;

(c) The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and

(d) The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

The Parties shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article IX and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

9.3. Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 9.2 because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. Subject to the limitations set forth in Section 9.4(a), the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

9.4. Limitations. The following provisions of this Section 9.4 shall limit the indemnification obligations hereunder:

(a) Limitation as to Time. The Indemnifying Party shall not be liable for any Indemnified Costs pursuant to this Article IX unless a written claim for indemnification in accordance with Section 9.2 or Section 9.3 is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before 5:00 p.m., Dallas, Texas time, on the first anniversary of the Closing Date; provided that the Indemnifying Party shall be liable for Indemnified Costs with respect to claims for indemnification for breach of the representations and warranties contained in Sections 4.1 (Organization), 4.2 (Authorization), 4.3(a) (Company Status), 4.4(a) (No Conflicts), 4.6 (Title to LLC Interest; Capitalization), 4.9 (Taxes), 4.10 (Brokers and Finders), 4.12 (Title To Assets), 4.19 (Waivers and Disclaimers), 5.1 (Organization), 5.2 (Authorization), 5.3 (No Conflicts), 5.5 (Brokers and Finders), 6.1 (Organization) and 6.2 (Authorization), 6.3 (No Conflicts), 6.5 (Brokers and Finders), 7.1 (Organization), 7.2 (Authorization), 7.3 (No Conflicts), and 7.5 (Brokers and Finders), if a written claim for indemnification in accordance with Section 9.2 or Section 9.3 is given by the Indemnified Party to the Indemnifying Party at any time prior to the expiration of the applicable statute of limitations.

(b) Sole and Exclusive Remedy. Each Party acknowledges and agrees that, after the Closing Date, notwithstanding any other provision of this Agreement to the contrary, Buyer’s and the other Buyer Indemnified Parties’ and Seller and the other Seller Indemnified Parties’ sole and exclusive remedy with respect to the Indemnified Costs shall be in accordance with, and limited by, the provisions set forth in this Article IX. The Parties further acknowledge and agree that the foregoing is not the remedy for and does not limit the Parties’ remedies for matters covered by the indemnification provisions contained in the Amended and Restated Omnibus Agreement.

9.5. Tax Related Adjustments. Seller and Buyer agree that any payment of Indemnified Costs made hereunder will be treated by the Parties on their tax returns as an adjustment to the Purchase Price.

ARTICLE X

MISCELLANEOUS

10.1. Expenses. Except as provided in Section 3.4 of this Agreement, or as provided in the Ancillary Documents or the Amended and Restated Omnibus Agreement, all costs and expenses incurred by the Parties in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the Party which has incurred such expense.

10.2. Notices.

(a) Any notice or other communication given under this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by documented overnight delivery service, (iii) sent by email transmission, or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested). Such notice shall be deemed to have been duly given (x) if received, on the date of the delivery, with a receipt for delivery, (y) if refused, on the date of the refused delivery, with a receipt for refusal, or (z) with respect to email transmissions, on the date the recipient confirms receipt. Notices or other communications shall be directed to the following addresses:

Notices to HFC:

HollyFrontier Corporation

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Attention: President

Email address: president@hollyfrontier.com

with a copy, which shall not constitute notice, but is required in order to give proper notice, to:

HollyFrontier Corporation

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Attention: General Counsel

Email address: generalcounsel@hollyfrontier.com

Notices to Seller:

HollyFrontier Woods Cross Refining LLC

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Attention: President

Email address: president@hollyfrontier.com

with a copy, which shall not constitute notice, but is required in order to give proper notice, to:

HollyFrontier Woods Cross Refining LLC

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Attention: General Counsel

Email address: generalcounsel@hollyfrontier.com

Notices to Buyer:

Holly Energy Partners – Operating, L.P.

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Attention: President

Email address: president-hep@hollyenergy.com

with a copy, which shall not constitute notice, but is required in order to give proper notice, to:

Holly Energy Partners-Operating, L.P.

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Attention: General Counsel

Email address: generalcounsel@hollyenergy.com

Notices to the Partnership:

Holly Energy Partners, L.P.

c/o Holly Logistic Services, L.L.C.

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Attention: President

Email address: president-HEP@hollyenergy.com

with a copy, which shall not constitute notice, but is required in order to give proper notice, to:

Holly Energy Partners, L.P.

c/o Holly Logistic Services, L.L.C.

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Attention: General Counsel

Email address: general.counsel@hollyenergy.com

(b) Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 10.2.

10.3. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under Applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

10.4. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Dallas, Texas. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.5. Arbitration Provision. Any and all Arbitrable Disputes must be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 10.5 and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 10.5 will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (i) be neutral parties who have never been officers, directors or employees of Seller, Buyer or any of their Affiliates and (ii) have not less than seven (7) years’ experience in the petroleum transportation industry. The hearing will be conducted in Dallas, Texas and commence within thirty (30) days after the selection of the third arbitrator. Seller, Buyer and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award indirect, consequential, punitive or exemplary damages of any kind. The Arbitrable Disputes may be arbitrated in a common proceeding along with disputes under other agreements between Seller, Buyer or their Affiliates to the extent that the issues raised in such disputes are related. Without the written consent of the Parties, no unrelated disputes or third party disputes may be joined to an arbitration pursuant to this Agreement.

10.6. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

10.7. Assignment of Agreement. At any time, the Parties may make a collateral assignment of their rights under this Agreement to any of their bona fide lenders or debt holders, or a trustee or a representative for any of them, and the non-assigning Parties shall execute an acknowledgment of such collateral assignment in such form as may from time to time be reasonably requested; provided, however, that unless written notice is given to the non-assigning Parties that any such collateral assignment has been foreclosed upon, such non-assigning Parties shall be entitled to deal exclusively with Seller or HFC, as the case may be, as to any matters arising under this Agreement, the Ancillary Documents or the Amended and Restated Omnibus Agreement (other than for delivery of notices required by any such collateral assignment). Except as otherwise provided in this Section 10.7, neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties.

10.8. Captions. The captions in this Agreement are for purposes of reference only and shall not limit or otherwise affect the interpretation hereof.

10.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.10. Director and Officer Liability. The directors, managers, officers, partners and stockholders of HFC, Buyer, Seller and their respective Affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that another party may assert) other than, if applicable, as a direct party to or as an assignee of this Agreement or pursuant to a written guarantee.

10.11. Integration. This Agreement, the Ancillary Documents and the Amended and Restated Omnibus Agreement supersede any previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This Agreement, the Ancillary Documents and the Amended and Restated Omnibus Agreement contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement, the Ancillary Documents or the Amended and Restated Omnibus Agreement unless it is contained in a written amendment hereto or thereto and executed by the Parties hereto or thereto after the date of this Agreement, the Ancillary Documents or the Amended and Restated Omnibus Agreement. To the extent that there is any conflict between the Ancillary Documents (other than the Amended and Restated Omnibus Agreement) and this Agreement, this Agreement shall prevail.

10.12. Effect of Agreement. The Parties ratify and confirm that except as otherwise expressly provided herein, in the event this Agreement conflicts in any way with the Amended and Restated Omnibus Agreement, the terms and provisions of the Amended and Restated Omnibus Agreement shall control.

10.13. Amendment; Waiver. This Agreement may be amended only in a writing signed by all parties hereto. Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive any party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

10.14. Survival of Representations and Warranties. The representations and warranties set forth in this Agreement shall survive the Closing until 5:00 p.m., Dallas, Texas time on, on the anniversary of the Closing Date, except that the representations and warranties contained in Sections 4.1 (Organization), 4.2 (Authorization), 4.3(a) (Company Status), 4.4(a) (No Conflicts), 4.6 (Title to LLC Interest; Capitalization), 4.9 (Taxes), 4.10 (Brokers and Finders), 4.12 (Title To Assets), 4.19 (Waivers and Disclaimers), 5.1 (Organization), 5.2 (Authorization), 5.3 (No Conflicts), 5.5 (Brokers and Finders), 6.1 (Organization) and 6.2 (Authorization), 6.3 (No Conflicts), 6.5 (Brokers and Finders), 7.1 (Organization), 7.2 (Authorization), 7.3 (No Conflicts), and 7.5 (Brokers and Finders), shall survive until the expiration of the applicable statute of limitations; provided, however, that any representation and warranty that is the subject of a claim for indemnification hereunder which claim was timely made pursuant to Section 9.4(a) shall survive with respect to such claim until such claim is finally paid or adjudicated.

ARTICLE XI

GUARANTEE BY HFC

11.1. Payment and Performance Guaranty. HFC unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to Buyer the punctual and complete performance and payment in full when due of all Buyer Indemnified Costs by the Indemnifying Party under the Agreement (collectively, the “HFC Guaranty Obligations”). HFC agrees that Buyer shall be entitled to enforce directly against HFC any of the HFC Guaranty Obligations.

11.2. Guaranty Absolute. HFC hereby guarantees that the HFC Guaranty Obligations will be performed and paid strictly in accordance with the terms of the Agreement. The obligations of HFC under this Agreement constitute a present and continuing guaranty of performance and payment, and not of collection or collectability. The liability of HFC under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:

(a) any assignment or other transfer of the Agreement or any of the rights thereunder of Buyer;

(b) any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to the Agreement;

(c) any acceptance by Buyer of partial payment or performance from the Indemnifying Party;

(d) any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to the Indemnifying Party, or any action taken with respect to the Agreements by any trustee or receiver, or by any court, in any such proceeding;

(e) any absence of any notice to, or Knowledge of, HFC, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (a) through (d); or

(f) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.

The obligations of HFC hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the HFC Guaranty Obligations or otherwise.

11.3. Waiver. HFC hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the HFC Guaranty Obligations and any requirement for Buyer to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Indemnifying Party, any other entity or any collateral.

11.4. Subrogation Waiver. HFC agrees that it shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from the Indemnifying Party for any payments made by HFC under this Article XI until all HFC Guaranty Obligations have been indefeasibly paid, and HFC hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against the Indemnifying Party until all HFC Guaranty Obligations have been indefeasibly paid.

11.5. Reinstatement. The obligations of HFC under this Article XI shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the HFC Guaranty Obligations is rescinded or must otherwise be returned to the Indemnifying Party or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of the Indemnifying Party or such other entity, or for any other reason, all as though such payment had not been made.

11.6. Continuing Guaranty. This Article XI is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible performance and payment in full of all of the HFC Guaranty Obligations, (ii) be binding upon HFC, its successors and assigns and (iii) inure to the benefit of and be enforceable by Buyer and its successors, transferees and assigns.

11.7. No Duty to Pursue Others. It shall not be necessary for Buyer (and HFC hereby waives any rights which HFC may have to require Buyer), in order to enforce such payment by HFC, first to (i) institute suit or exhaust its remedies against the Indemnifying Party or others liable on the HFC Guaranty Obligations or any other person, (ii) enforce Buyer’s rights against any other guarantors of the HFC Guaranty Obligations, (iii) join the Indemnifying Party or any others liable on the HFC Guaranty Obligations in any action seeking to enforce this Article XI, (iv) exhaust any remedies available to Buyer against any security which shall ever have been given to secure the HFC Guaranty Obligations, or (v) resort to any other means of obtaining payment of the HFC Guaranty Obligations.

ARTICLE XII

GUARANTEE BY THE PARTNERSHIP

12.1. Payment and Performance Guaranty. The Partnership unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to Seller the punctual and complete performance and payment in full when due of all Seller Indemnified Costs by the Indemnifying Party under the Agreement (collectively, the “HEP Guaranty Obligations”). The Partnership agrees that Seller shall be entitled to enforce directly against the Partnership any of the HEP Guaranty Obligations.

12.2. Guaranty Absolute. The Partnership hereby guarantees that the HEP Guaranty Obligations will be performed and paid strictly in accordance with the terms of the Agreement. The obligations of the Partnership under this Agreement constitute a present and continuing guaranty of performance and payment, and not of collection or collectability. The liability of the Partnership under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:

(a) any assignment or other transfer of the Agreement or any of the rights thereunder of Seller;

(b) any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to the Agreement;

(c) any acceptance by Seller of partial payment or performance from the Indemnifying Party;

(d) any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to the Indemnifying Party, or any action taken with respect to the Agreements by any trustee or receiver, or by any court, in any such proceeding;

(e) any absence of any notice to, or Knowledge of, the Partnership, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (a) through (d); or

(f) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.

The obligations of the Partnership hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the HEP Guaranty Obligations or otherwise.

12.3. Waiver. The Partnership hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the HEP Guaranty Obligations and any requirement for Seller to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Indemnifying Party, any other entity or any collateral.

12.4. Subrogation Waiver. The Partnership agrees that it shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from the Indemnifying Party for any payments made by the Partnership under this Article XII until all HEP Guaranty Obligations have been indefeasibly paid, and the Partnership hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against the Indemnifying Party until all HEP Guaranty Obligations have been indefeasibly paid.

12.5. Reinstatement. The obligations of the Partnership under this Article XII shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the HEP Guaranty Obligations is rescinded or must otherwise be returned to the Indemnifying Party or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of the Indemnifying Party or such other entity, or for any other reason, all as though such payment had not been made.

12.6. Continuing Guaranty. This Article XII is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible performance and payment in full of all of the HEP Guaranty Obligations, (ii) be binding upon the Partnership, its successors and assigns and (iii) inure to the benefit of and be enforceable by Seller and its successors, transferees and assigns.

12.7. No Duty to Pursue Others. It shall not be necessary for Seller (and the Partnership hereby waives any rights which the Partnership may have to require Seller), in order to enforce such payment by the Partnership, first to (i) institute suit or exhaust its remedies against the Indemnifying Party or others liable on the HEP Guaranty Obligations or any other person, (ii) enforce Seller’s rights against any other guarantors of the HEP Guaranty Obligations, (iii) join the Indemnifying Party or any others liable on the HEP Guaranty Obligations in any action seeking to enforce this Article XII, (iv) exhaust any remedies available to Seller against any security which shall ever have been given to secure the HEP Guaranty Obligations, or (v) resort to any other means of obtaining payment of the HEP Guaranty Obligations.

[The Remainder of this Page is Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Time.

SELLER:

HOLLYFRONTIER WOODS CROSS REFINING LLC

	By:	/s/ George J. Damiris
George J. Damiris
Chief Executive Officer and President

BUYER:

HOLLY ENERGY PARTNERS – OPERATING, L.P.

	By:	/s/ Michael C. Jennings
Michael C. Jennings
Chief Executive Officer

ACKNOWLEDGED AND AGREED FOR
THE PURPOSES ONLY OF ARTICLES VI and XI:

HOLLYFRONTIER CORPORATION

By:	/s/ George J. Damiris
George J. Damiris
Chief Executive Officer

ACKNOWLEDGED AND AGREED FOR
THE PURPOSES ONLY OF ARTICLES VII and XII:

HOLLY ENERGY PARTNERS, L.P.

By:	HEP Logistics Holdings, L.P., its General Partner

By:	Holly Logistic Services, L.L.C., its General Partner

By:	/s/ Michael C. Jennings
Michael C. Jennings
Chief Executive Officer

EXHIBIT A

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LLC INTEREST PURCHASE AGREEMENT

Definitions

“Action” means any claim, action, suit, investigation, inquiry, proceeding, condemnation or audit by or before any court or other Governmental Authority or any arbitration proceeding.

“Affiliate” means, with respect to a specified person, any other person controlling, controlled by or under common control with that first person. As used in this definition, the term “control” includes (i) with respect to any person having voting securities or the equivalent and elected directors, managers or persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or persons performing similar functions, (ii) ownership of 50% or more of the equity or equivalent interest in any person and (iii) the ability to direct the business and affairs of any person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, no HollyFrontier Entity will be considered an Affiliate of an HEP Entity, and no HEP Entity will be considered an Affiliate of a HFC Entity.

“Agreement” has the meaning set forth in the Preamble.

“Amended and Restated Master Lease and Access Agreement” has the meaning set forth in Section 3.2(e).

“Amended and Restated Master Site Services Agreement” has the meaning set forth in Section 3.2(c).

“Amended and Restated Master Tolling Agreement” has the meaning set forth in Section 3.2(f).

“Amended and Restated Omnibus Agreement” has the meaning set forth in Section 3.2(g).

“Amended and Restated Services and Secondment Agreement” has the meaning set forth in Section 3.2(d).

“Ancillary Documents” means, collectively, the Buyer Ancillary Documents and the Seller Ancillary Documents.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

“Arbitrable Dispute” means any and all disputes, Claims, controversies and other matters in question between Seller, on the one hand, and Buyer, on the other hand, arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement

Exhibit A-1

regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Applicable Law or otherwise or (d) seeking damages or any other relief, whether at law, in equity or otherwise.

“Assets” means the Crude Unit 2 Assets, FCC Unit 2 Assets and the Polymerization Unit Assets.

“Assignment” has the meaning set forth in Section 3.2(a).

“Business Day” means any day other than Saturday, Sunday or other day upon which commercial banks in Dallas, Texas are authorized by law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by Buyer, or their Affiliates, at the Closing pursuant to Section 3.3 and each other document or Contract entered into by Buyer, or the Partnership, or their Affiliates, in connection with this Agreement or the Closing.

“Buyer Indemnified Costs” means, subject to Article IX, any and all damages, losses, Claims, assessments, judgments, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of or relate to:

(i) any breach of a representation, warranty or covenant of Seller under this Agreement;

(ii) any obligations or duties of the Company under any Construction Contract (including, without limitation, Company’s payment obligations under such Construction Contracts and the cost to complete construction of the Assets as set forth in such Construction Contracts); or

(iii) any Construction Defect; provided that in each case Buyer has first exhausted all commercially reasonable efforts to recover such damages, losses, Claims, assessments, liabilities, demands, charges, penalties, costs, and expenses under applicable Construction Contracts or third parties liable for the same.

Notwithstanding anything in the foregoing to the contrary, Buyer Indemnified Costs shall exclude any and all indirect, consequential, punitive, or exemplary damages (other than (A) lost revenue under a Amended and Restated Master Tolling Agreement resulting from a Construction Defect, or (B) those that are a result of (x) the third-party action for such indirect, consequential, punitive or exemplary damages, or (y) the gross negligence or willful misconduct of Seller or, to the extent occurring before the Closing Date, the Company).

“Buyer Indemnified Parties” means Buyer and the Partnership and each officer, director, partner, manager, employee, consultant, stockholder, and Affiliate of Buyer and the Partnership, including, without limitation, the Company.

“Claim” means any existing or threatened future claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.

Exhibit A-2

“Claimant” has the meaning set forth in Section 10.5.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Consents” means all notices to, authorizations, consents, Orders or approvals of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority, and any notices to, consents or approvals of any other third party, in each case that are required by Applicable Law or by Contract in order to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

“Construction Contract” means any Contract relating to the original planned construction of the Assets, as such Contract is in effect as of the date hereof (including any change orders agreed to by the parties to such Contract prior to the date hereof, whether or not such change order has properly been documented as of the date hereof).

“Construction Defect” means any equipment or materials that are a part of the original construction of an Asset that as of the Closing Date are not in conformance with the approved drawings and specifications for such Asset or that do not meet the requirements of any inspection, reference standard, test, approval, or acceptance required by Applicable Law.

“Contract” means any written or oral contract, agreement, indenture, instrument, note, bond, loan, lease, mortgage, franchise, license agreement, purchase order, binding bid or offer, binding term sheet or letter of intent or memorandum, commitment, letter of credit or any other legally binding arrangement, including any amendments or modifications thereof and waivers relating thereto.

“Crude Unit 2 Assets” means those assets identified as “Crude Unit 2 Assets” on Schedule 1.1(a).

“DAQ” has the meaning set forth in Section 8.4(a).

“DLLCA” means the Delaware Limited Liability Company Act, 6 Del.C. §18-101 et seq., as amended from time to time.

“Effective Time” has the meaning set forth in Section 3.1.

“Encumbrance” means any mortgage, pledge, charge, hypothecation, claim, easement right of purchase, security interest, deed of trust, conditional sales agreement, encumbrance, interest, option, lien, right of first refusal, right of way, defect in title, encroachments or other restriction, whether or not imposed by operation of Law, any voting trust or voting agreement, stockholder agreement or proxy.

“FCC Unit 2 Assets” means those assets identified as the “FCC Unit 2 Assets” on Schedule 1.1(b).

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

Exhibit A-3

“HEP Entities” means Holly Logistic Services, L.L.C., HEP Logistics Holdings, L.P. and the Partnership and its direct and indirect subsidiaries.

“HEP Guaranty Obligations” has the meanings set forth in Section 12.1.

“HFC” has the meaning set forth in the Preamble.

“HFC Entities” means HFC and its direct and indirect subsidiaries other than the HEP Entities.

“HFC Guaranty Obligations” has the meanings set forth in Section 11.1.

“Idled” means the inability, solely attributable to the Permit Appeal Proceedings, to process feedstock through the Assets in the manner contemplated by the Amended and Restated Master Tolling Agreement.

“Indemnified Costs” means Buyer Indemnified Costs and Seller Indemnified Costs, as applicable.

“Indemnified Party” means Buyer Indemnified Parties and Seller Indemnified Parties.

“Indemnifying Party” has the meaning set forth in Section 9.2.

“Interim Period” has the meaning set forth in Section 8.4(c).

“Interim Period Buyer Event” means any fact, development, circumstance or event first occurring during the Interim Period relating to the Assets or the ownership or operation thereof.

“Knowledge” and any variations thereof, or words to the same effect, means (i) with respect to Seller and HFC, actual knowledge after reasonable inquiry of James M. Stump; and (ii) with respect to Buyer, actual knowledge after reasonable inquiry of Mark A. Plake.

“Laws” means all statutes, laws, rules, regulations, Orders, ordinances, writs, injunctions, judgments and decrees of all Governmental Authorities.

“LLC Interest” has the meaning set forth in the Preamble.

“Master Lease and Access Agreement” means that certain Second Amended and Restated Master Lease and Access Agreement, effective as of March 31, 2016 by and among Seller and certain of its Affiliates, and certain Affiliates of Buyer.

“Master Site Services Agreement” means that certain Second Amended and Restated Master Site Services Agreement, effective as of March 31, 2016 by and among Seller and certain of its Affiliates, and certain Affiliates of Buyer.

“Master Tolling Agreement” means that certain Master Tolling Agreement (Operating Assets), effective as of November 1, 2015, by and among Seller and Buyer.

Exhibit A-4

“Material Adverse Effect” means any adverse change, circumstance, effect or condition in or relating to the assets, financial condition, results of operations, or business of any person that materially affects the business of such person or that materially impedes the ability of any person to consummate the transactions contemplated hereby, other than any change, circumstance, effect or condition in the refining or pipelines industries generally (including any change in the prices of crude oil, natural gas, natural gas liquids, feedstocks or refined products or other hydrocarbon products, industry margins or any regulatory changes or changes in Law) or in United States or global economic conditions or financial markets in general. Any determination as to whether any change, circumstance, effect or condition has a Material Adverse Effect shall be made only after taking into account all effective insurance coverages and effective third-party indemnifications with respect to such change, circumstance, effect or condition.

“Material Contracts” means the Construction Contracts and the Contracts set forth on Schedule 4.15.

“Omnibus Agreement” means that certain Fifteenth Amended and Restated Omnibus Agreement entered into and effective as of March 31, 2016 by and among HFC, Holly Logistic Services, L.L.C., a Delaware limited liability company, the Partnership, Buyer, HEP Logistics GP, L.L.C., a Delaware limited liability company and HEP Logistics Holdings, L.P., a Delaware limited partnership, and the other HFC Affiliates and Partnership Affiliates signatory thereto, and as amended and restated as of the Closing Date.

“Order” means any order, writ, injunction, decree, compliance or consent order or decree, settlement agreement, schedule and similar binding legal agreement issued by or entered into with a Governmental Authority.

“Partnership” means Holly Energy Partners, L.P., a Delaware limited partnership.

“Party” and “Parties” have the meanings set forth in the Preamble.

“Permit Appeal Proceedings” has the meaning set forth in Section 8.4(a).

“Permits” means all material permits, licenses, variances, exemptions, Orders, franchises and approvals of all Governmental Authorities necessary for the lawful ownership and operation of the Company’s business, including the Assets.

“Permitted Encumbrances” means (i) statutory liens for current taxes or assessments not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings; (ii) mechanics’, carriers’, workers’, repairmen’s, landlord’s and other similar liens imposed by law arising or incurred in the ordinary course of business with respect to charges not yet due and payable; and (iii) such other encumbrances, if any, which were not incurred in connection with the borrowing of money or the advance of credit and which do not materially detract from the value of or interfere with the present use, or any use presently anticipated by the Company, of the property subject thereto or affected thereby, and including without limitation capital leases.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Governmental Authority or other entity.

“Polymerization Unit Assets” means those assets identified as “Polymerization Unit Assets” on Schedule 1.1(c).

“Purchase Price” has the meaning set forth in Section 2.2(a).

Exhibit A-5

“Put Notice” has the meaning set forth in Section 8.4(a).

“Put Right” has the meaning set forth in Section 8.4(a).

“Put Sale” has the meaning set forth in Section 8.4(a).

“Reference Date” has the meaning set forth in Section 8.4(a).

“Refinery” means the “Woods Cross Refinery Complex” as defined in the Amended and Restated Master Tolling Agreement.

“Respondent” has the meaning set forth in Section 10.5.

“Seller” has the meaning set forth in the Preamble.

“Seller Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by Seller, or its Affiliates, at the Closing pursuant to Section 3.2 and each other document or Contract entered into by Seller, or its Affiliates, in connection with this Agreement or the Closing.

“Seller Indemnified Costs” means any and all damages, losses, Claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Seller Indemnified Parties incurs and that arise out of or relate to:

(i) any breach of a representation, warranty or covenant of Buyer or the Partnership under this Agreement, or

(ii) any Interim Period Buyer Event; provided that this subparagraph (ii) shall apply only in the event the Put Right is exercised by Buyer.

Notwithstanding anything in the foregoing to the contrary, Seller Indemnified Costs shall exclude any and all indirect, consequential, punitive or exemplary damages (other than those that are a result of (x) a third-party claim for such indirect, consequential, punitive or exemplary damages or (y) the gross negligence or willful misconduct of Buyer).

“Seller Indemnified Parties” means Seller and each officer, director, partner, manager, employee, consultant, stockholder, and Affiliate of Seller, including, without limitation, HFC.

“Services and Secondment Agreement” means that certain Second Amended and Restated Services and Secondment Agreement, effective as of March 31, 2016, by and between Seller and certain of its Affiliates and Buyer and certain of its Affiliates.

“Services Fee Damages” has the meaning set forth in Section 8.4(c).

“Shutdown Condition” means any restriction on the ownership or operation of the Assets that is in addition to those restrictions already contained in the Utah Permit as of the date hereof that requires the Assets to be Idled pending further modification of the Utah Permit.

“third-party action” has the meaning set forth in Section 9.2.

Exhibit A-6

“Utah Permit” means the air quality permit issued to HollyFrontier Woods Cross Refining LLC on November 18, 2013 by the Utah Division of Air Quality, as upheld by the Executive Director of the Utah Department of Environmental Quality on March 31, 2015.

Exhibit A-7

EXHIBIT B

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LLC INTEREST PURCHASE AGREEMENT

Interpretation

As used in this Agreement, unless a clear contrary intention appears:

(a) any reference to the singular includes the plural and vice versa, any reference to natural persons includes legal persons and vice versa, and any reference to a gender includes the other gender;

(b) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c) any reference to Articles, Sections and Exhibits are, unless otherwise stated, references to Articles, Sections and Exhibits of or to this Agreement and references in any Section or definition to any clause means such clause of such Section or definition. The headings in this Agreement have been inserted for convenience only and shall not be taken into account in its interpretation;

(d) reference to any agreement (including this Agreement), document or instrument means such agreement, document, or instrument as amended, modified or supplemented and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement;

(e) the Exhibits and Schedules hereto form an integral part of this Agreement and are equally binding therewith. Any reference to “this Agreement” shall include such Exhibits and Schedules;

(f) references to a Person shall include any permitted assignee or successor to such Party in accordance with this Agreement and reference to a Person in a particular capacity excludes such Person in any other capacity;

(g) if any period is referred to in this Agreement by way of reference to a number of days, the days shall be calculated exclusively of the first and inclusively of the last day unless the last day falls on a day that is not a Business Day in which case the last day shall be the next succeeding Business Day;

(h) the use of “or” is not intended to be exclusive unless explicitly indicated otherwise;

(i) references to “$” or to “dollars” shall mean the lawful currency of the United States of America; and

(j) the words “includes,” “including,” or any derivation thereof shall mean “including without limitation” or “including, but not limited to.”

SCHEDULE 1.1(a)

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LLC INTEREST PURCHASE AGREEMENT

Crude Unit 2 Assets

The “Crude Unit 2 Assets” referred to in the foregoing Agreement means that certain atmospheric distillation tower (15,000 bbls/day nameplate capacity) at the Refinery.

SCHEDULE 1.1(b)

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LLC INTEREST PURCHASE AGREEMENT

FCC Unit 2 Assets

The “FCC Unit 2 Assets” referred to in the foregoing Agreement means that certain fluid catalytic cracking unit (8,000 bbls/day nameplate capacity) at the Refinery.

SCHEDULE 1.1(c)

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LLC INTEREST PURCHASE AGREEMENT

Polymerization Unit Assets

The “Polymerization Unit Assets” referred to in the foregoing Agreement means that certain polymerization unit (2,500 bbls/day nameplate capacity) at the Refinery.

SCHEDULE 4.3(a)

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LLC INTEREST PURCHASE AGREEMENT

Jurisdictions

Utah

SCHEDULE 4.4(a)

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LLC INTEREST PURCHASE AGREEMENT

Required Consents - Seller

1.	UOP Fluid Catalytic Cracking Process License Agreement dated effective as of 11/18/14 between HollyFrontier Woods Cross Refining LLC f/k/a Holly Refining & Marketing Company – Woods Cross LLC and UOP LLC.

2.	Managed Reliability Program Agreement dated July 1, 2011 by and among HollyFrontier Navajo Refining LLC, a Delaware limited liability company, formerly known as Navajo Refining Company, L.L.C., HollyFrontier Woods Cross Refining LLC, formerly known as Holly Refining & Marketing Company – Woods Cross LLC, and John Crane, Incorporated, as amended by that certain First Amendment to Managed Reliability Program dated June 30, 2012, as further amended by the revised Exhibit D - Covered Equipment Included/Excluded Equipment entered into by Assignor and Seller and last executed June 20, 2016. (partial assignment)

3.	Consignment and Inventory Agreement dated June 1, 2011 by and among HollyFrontier Navajo Refining LLC, a Delaware limited liability company, formerly known as Navajo Refining Company, L.L.C., HollyFrontier Woods Cross Refining LLC, formerly known as Holly Refining & Marketing Company – Woods Cross LLC, and John Crane, Incorporated, as amended by that certain First Amendment to Consignment and Inventory Agreement dated June 30, 2012, as further amended by that certain Second Amendment to Consignment and Inventory Agreement dated September 10, 2013. (partial assignment)

SCHEDULE 4.4(b)

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Required Consents - Company

None.

SCHEDULE 4.7

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LLC INTEREST PURCHASE AGREEMENT

Company Indebtedness and Liabilities

None.

SCHEDULE 4.13

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LLC INTEREST PURCHASE AGREEMENT

Permitted Exceptions

1.	Permit Appeal Proceedings.

Subject to the Permit Appeal Proceedings, Buyer will not hold necessary environmental Permits, though the Buyer (or its Affiliates) will be entitled or allowed to own and operate the Assets pursuant to environmental Permits held in the name of a Seller or an Affiliate of Seller.

SCHEDULE 4.14

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Banking Accounts

None.

SCHEDULE 4.15

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LLC INTEREST PURCHASE AGREEMENT

Material Contracts

See items 1-3 listed on Schedule 4.4(a).

Engineering, Procurement and Construction Agreement, dated effective as of January 7, 2011, and amended as of May 21, 2014, by and between HollyFrontier Woods Cross Refining LLC, a Delaware limited liability company (formerly known as Holly Refining & Marketing Company – Woods Cross LLC) and Lauren Engineers & Constructors, Inc., a Delaware corporation.

Project Closure Agreement, dated September 22, 2016 by and between HollyFrontier Woods Cross Refining LLC, a Delaware limited liability company (formerly known as Holly Refining & Marketing Company – Woods Cross LLC) and Lauren Engineers & Constructors, Inc., a Delaware corporation.

SCHEDULE 4.16

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LLC INTEREST PURCHASE AGREEMENT

Seller Security Instruments

None.

SCHEDULE 5.3

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LLC INTEREST PURCHASE AGREEMENT

Required Consents – Buyer

None.

SCHEDULE 6.3

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LLC INTEREST PURCHASE AGREEMENT

Required Consents - HFC

None.

SCHEDULE 7.3

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LLC INTEREST PURCHASE AGREEMENT

Required Consents – Partnership

None.